EXHIBIT 10.41
AMENDED AND RESTATED
PURCHASE AND CONTRIBUTION AGREEMENT
Dated as of January 31, 2008
Among
ABITIBI-CONSOLIDATED INC.
and
ABITIBI CONSOLIDATED SALES CORPORATION
as Sellers
and
ABITIBI-CONSOLIDATED U.S. FUNDING CORP.
as Purchaser

i

EXHIBITS

EXHIBIT A	Credit and Collection Policy
EXHIBIT B	Deposit Accounts
EXHIBIT C	Form of Deferred Purchase Price Note
EXHIBIT D	[Intentionally Omitted]
EXHIBIT E	Addresses and Prior Names
EXHIBIT F	Seller UCC and PPSA Information
EXHIBIT G	Form of Notice of Continuance and Change of Address
EXHIBIT H	Form of Notice of Amalgamation
EXHIBIT I	Form of Notice of Change of Address

ANNEX A	Insurance Policy

ii

AMENDED AND RESTATED
PURCHASE AND CONTRIBUTION AGREEMENT
Dated as of January 31, 2008
          ABITIBI-CONSOLIDATED INC., a Canadian corporation, and ABITIBI CONSOLIDATED SALES CORPORATION, a Delaware corporation (each, a “Seller” and together, the “Sellers”), and ABITIBI-CONSOLIDATED U.S. FUNDING CORP., a Delaware corporation (the “Purchaser”), agree as follows:
          PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.
          (2) The Sellers and the Purchaser are parties to that certain Purchase and Contribution Agreement dated as of October 27, 2005 (as amended prior to the date hereof, the “Original PCA”).
          (3) The Sellers have sold Receivables to the Purchaser and wish to continue to sell Receivables to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.
          (4) The U.S. Seller has also contributed, and may wish to continue to contribute, Receivables to the capital of the Purchaser on the terms set forth herein.
          (5) The parties hereto wish to amend and restate the Original PCA in its entirety.
          NOW, THEREFORE, the parties agree that the Original PCA is amended and restated to read in its entirety as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “ACCC” means Abitibi-Consolidated Company of Canada, a Canadian corporation.
          “ACI” means Abitibi-Consolidated Inc., a Canadian corporation.
          “ACSC” means Abitibi Consolidated Sales Corporation, a Delaware corporation.

          “Adverse Claim” means a lien, security interest, mortgage, pledge, assignment, hypothec, hypothecation, privilege, title retention or other charge or encumbrance, or any other type of preferential arrangement (which, for the avoidance of doubt, does not include Taxes not yet due and payable).
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.
          “Agent” has the meaning specified in the RPA.
          “Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:
          (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time as Citibank, N.A.’s base rate;
          (b) 1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and
          (c) the Federal Funds Rate.
          “Amalgamated Entity ” has the meaning specified in the definition of “Amalgamation” set forth below.
          “Amalgamation” means the amalgamation of the Continued Entity with a newly incorporated Nova Scotia limited liability company, as described in more detail in Exhibit H (the resulting entity, the “Amalgamated Entity”).
          “Amalgamation Effective Date” has the meaning specified in Section 9.01(d).
          “Amalgamation Opinion” has the meaning specified in Section 9.01(c)(B).
          “Approved Country” means the United States, Canada, and any other country outside of the European Area other than those:

          (i) whose government or central bank (x) shall have prohibited the sale of the currency of such country in exchange for United States dollars or shall have admitted in writing its inability to pay its debts as the same become due, (y) shall have declared a moratorium on the payment of its debts or the debts of any national governmental authority of such country, or (z) shall have ceased to be a member of the international Monetary Fund or ceased to be eligible to use the resources of the International Monetary Fund; or
          (ii) with respect to which the United States shall have imposed economic sanctions.
          “Bank Agreement” means the Credit Agreement dated as of October 3, 2005 among ACI and Abitibi-Consolidated Company of Canada, as borrowers, Canadian Imperial Bank of Commerce and the other financial institutions from time to time party thereto, as the same may be amended, restated or supplemented from time to time.
          “Business Day” means any day on which banks are not authorized or required to close in London, New York City or Montreal.
          “Canadian Dollar” or “CAD” means dollars in the lawful currency of Canada.
          “Canadian Seller” means ACI.
          “Change of Address” means the first change of address of the principal place of business, chief executive office and location of receivables records of ACSC hereunder as described in the Notice of Change of Address.
          “Change of Address Effective Date” has the meaning specified in Section 9.01(e).
          “Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, (i) all cash proceeds of Related Security with respect to such Receivable, (ii) all funds deemed to have been received by a Seller or any other Person as a Collection pursuant to Section 2.04 and (iii) any Insurance Proceeds received with respect to such Receivable.
          “Continuance” means ACI’s continuance of itself under the laws of Nova Scotia and the related change of the address of its registered office, as described in more detail in Exhibit G (such continued entity, the “Continued Entity”).
          “Continuance Effective Date” has the meaning specified in Section 9.01(c).
          “Continued Entity” has the meaning specified in the definition of “Continuance” set forth above.

          “Contract” means an agreement between a Seller and an Obligor (including, in the case of any open account agreement, an invoice), pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.
          “Contributed Receivable” has the meaning specified in Section 2.06.
          “Control Event” means any event which constitutes a “Control Event” under the RPA.
          “Credit and Collection Policy” means those receivables credit and collection policies and practices of the applicable Seller in effect on the date of this Agreement applicable to the Receivables and described in Exhibit A hereto, as modified in compliance with this Agreement.
          “Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.
          “Debt Rating” for any Person, means the public rating by S&P of such Person’s long term non credit enhanced, senior unsecured debt, or the corporate family rating assigned to such Person by Moody’s.
          “Defaulted Receivable” means a Receivable:
          (i) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment;
          (ii) as to which the Obligor thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in Section 7.01(g);
          (iii) which, consistent with the Credit and Collection Policy, would be written off the relevant Seller’s books as uncollectible; or
          (iv) for which the relevant Seller has (or, consistent with its Credit and Collection Policy, should have) established an Obligor specific reserve for nonpayment.

          “Deferred Purchase Price” means the portion of the Purchase Price of Purchased Receivables purchased from and originated by the U.S. Seller on any Purchase Date exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash to the U.S. Seller. The obligations of the Purchaser in respect of the Deferred Purchase Price due to the U.S. Seller shall be evidenced by the Purchaser’s subordinated promissory note to such Seller in the form of Exhibit C hereto.
          “Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and:
          (i) as to which any payment, or part thereof, remains unpaid for more than 30, but not more than 90, days from the original due date for such payment or
          (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the applicable Seller.
          “Deposit Account” means an account maintained at a Deposit Bank into which (i) Collections in the form of checks and other items are deposited that have been sent to one or more Lock-Boxes by Obligors and/or (ii) Collections in the form of electronic funds transfers and other items are paid directly by Obligors.
          “Deposit Account Agreement” means an agreement among a Seller, the Purchaser (or its assignees or designees) and any Deposit Bank in form and substance satisfactory to the Purchaser (or its assignees or designees) in substantially the form of Annex B to the RPA.
          “Deposit Bank” means any of the banks holding one or more Deposit Accounts.
          “Diluted Receivable” means, without duplication, that portion (and only that portion) of any Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by the applicable Seller to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of, or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by the applicable Seller which reduces the amount payable by the Obligor on the related Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Receivable) or (iii) any setoff by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction), (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof) or (c) the outstanding balance of the related invoice that was reversed due to unship-reship transactions; provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor.

          “Discount” means, in respect of each Purchase from the Canadian Seller, 1% of the Outstanding Balance of the Receivables that are the subject of such Purchase and, in respect of each Purchase from the U.S. Seller, 1% of the Outstanding Balance of the Receivables that are the subject of such Purchase (for the purposes of calculating Tangible Net Worth, the Discount shall be the Discount applicable to the U.S. Seller); provided, however, any of the foregoing Discounts may be revised prospectively by request of any of the parties hereto to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds, provided that such revision is consented to by each of the relevant parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).
          “Dollar Equivalent” means, as of any date, the amount obtained by applying the rate for converting currency into Dollars at the spot rate of exchange for that currency as reasonably determined and advised by the Agent.
           “Dollars” or “$” means dollars in the lawful currency of the United States.
            “Eligible Obligor” means an Obligor which:
          (i) has a billing address in an Approved Country; and
          (ii) is not a Person with respect to which the United States, Canada or any other Approved Country shall have imposed sanctions; and
          (iii) is not in violation of any applicable law, rule or regulation relating to terrorism or money-laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); and
          (iv) is not a Person (A) that is listed in the annex to, or otherwise subject to the provisions of, the Executive Order, (B) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (C) with which an Affected Person or an Originator is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (D) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, or (E) that is named as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list or any similar lists published in any other Approved Country; and

          (v) is not a Person (A) whose property or interest in property is otherwise blocked or subject to blocking pursuant to Section 1 of the Executive Order or any other Anti-Terrorism Law, or (B) that engages in any dealings or transactions prohibited by Section 2 of the Executive Order or any other Anti-Terrorism Law, or is otherwise associated with any such Person in any manner violative of such Section 2 or any other Anti-Terrorism Law.
     “Eligible Receivable” means a Receivable:
          (i) (x) the related Obligor of which is (A) Vertis Inc. or (B) American Color Graphics, Inc., or (y) which is, prior to any Insurance Policy Event, fully insured (to the extent provided for therein) by the Insurance Policy;
          (ii) the Obligor of which is an Eligible Obligor, is not an Affiliate of any of the parties hereto, and is not a Canadian federal or provincial Crown corporation;
          (iii) the Obligor of which is not a government or a governmental subdivision or agency; provided, however, that if, at the time of the transfer thereof under this Agreement, a Receivable satisfies all of the requirements of an Eligible Receivable other than this clause (iii), such Receivable shall be an Eligible Receivable, but only to the extent that including such Receivable as an Eligible Receivable will not cause the aggregate Outstanding Balance of all Receivables included as Eligible Receivables, the Obligor of which is a government or a governmental subdivision or agency, to exceed 1% of the aggregate Outstanding Balance of all Eligible Receivables;
          (iv) which, at the time of the transfer thereof under this Agreement, is not a Defaulted Receivable;
          (v) the Obligor of which, at the time of the transfer of such Receivable under this Agreement, is not the Obligor of any Defaulted Receivables which in the aggregate constitute 10% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;
          (vi) which has been billed and, according to the Contract related thereto, is required to be paid in full within 60 days of the original billing date therefor or, prior to any Insurance Policy Event, within 90 days of the original billing date therefor if the “maximum payment terms” with respect to such Receivable set forth in the Insurance Policy permits such payment terms;
          (vii) which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;
          (viii) which (A) in the case of a Receivable originated by the U.S. Seller, is an “account” or “payment intangible” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the transfer of such Receivable under this Agreement and (B) in the case of a Receivable originated by the Canadian Seller, is an “account” or “intangible” within the meaning of the PPSA or a “claim” under the Civil Code of Quebec;
          (ix) which (A) in the case of a Receivable originated by the U.S. Seller, is denominated and payable only in Dollars in the United States, (B) in the case of an International Receivable originated by the Canadian Seller, is denominated and payable only in Dollars in the United States, and (C) in the case of a Receivable other than an International Receivable originated by the Canadian Seller, is denominated and payable only in Dollars or Canadian Dollars in Canada;
          (x) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor) and is not settled on a net basis;
          (xi) which represents a bona fide obligation of the Obligor of such Receivable to pay the stated amount;
          (xii) as to which the applicable Seller has satisfied and fully performed all obligations with respect to such Receivable required to be fulfilled by it other than customary warranty obligations, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;
          (xiii) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;
          (xiv) which arises under a Contract which does not contain a legally enforceable provision requiring the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of the applicable Seller under such Contract (unless a written consent of such Obligor has been obtained) or that otherwise purports to restrict the ability of the Purchaser or its assignees to exercise their rights under this Agreement, including, without limitation, their right to review the related invoice or the payment terms of such Contract;
          (xv) which arose from the sale of goods or the rendering of services in the ordinary course of the applicable Seller’s business;
          (xvi) which, at the time of the transfer of such Receivable under this Agreement, has not been extended, rewritten or otherwise modified from the original terms thereof;
          (xvii) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;
          (xviii) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Purchaser or its assignee may from time to time specify to the Sellers on account of bona fide credit reasons upon 30 days’ notice; and
          (xix) which, if the Obligor thereof has a billing address in Canada, satisfies the requirements of Sections 4.01(r) and (s).
          “European Area” means the United Kingdom, Belgium, Ireland and Germany.
           “Event of Termination” has the meaning specified in Section 7.01.
          “Facility Termination Date” means the earliest of (i) the “Facility Termination Date” (as such term is defined in the RPA), (ii) the date determined pursuant to Section 7.01 and (iii) the date which the Sellers designate by at least five Business Days’ notice to the Purchaser and (prior to the RPA Final Payment Date) the Agent.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Citibank, N. A. from three Federal funds brokers of recognized standing selected by it.
          “Finance Charge” means, with respect to any Receivable, any interest, finance charges or other similar charges payable at any time by an Obligor in connection with such Receivable not having been paid on the due date thereof.

          “Four Party Agreement” has the meaning specified in the RPA.
          “General Trial Balance” of either Seller on any date means such Seller’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.
          “GST” means all goods and services tax payable under Part IX of the Excise Tax Act (Canada), all QST and all harmonized sales tax in the Provinces of Nova Scotia, Newfoundland and New Brunswick payable under the Excise Tax Act (Canada), as such statutes may be amended, modified, supplemented or replaced from time to time, including any successor statute.
          “Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.
          “Indemnified Amounts” has the meaning specified in Section 8.01.
          “Insurance Policy” means that certain Accounts Receivable Policy (Shipments) General Terms and Conditions, plus the Coverage Certificate effective September 1, 2006 (together with all schedules and endorsements and other documents issued by the Insurer in connection therewith), together with any replacement Coverage Certificates, issued by the Insurer to ACI, a copy of which, as it exists as of the date hereof, is attached hereto as Annex A.
          “Insurance Policy Event” means the occurrence of any of the following: (i) the Insurance Policy shall, for any reason, be terminated or otherwise no longer be in full force and effect, (ii) an event of the type described in Section 7.01(g) shall occur with respect to either entity comprising the Insurer, (iii) (A) either entity comprising the Insurer fails to make a payment under the Insurance Policy, (B) either entity comprising the Insurer rejects or denies claims submitted under the Insurance Policy or (C) there is a claim payment return pursuant to Section 25 of the Insurance Policy in a cumulative aggregate amount with respect to (A), (B) and (C) of this clause (iii) in excess of $1,000,000 (if any such claim is subsequently paid by the Insurers then the cumulative aggregate amount referred to above shall be reduced by the amount of any such payment), (iv) the terms of any Coverage Certificate issued in replacement of the Coverage Certificate comprising part of the Insurance Policy on November 24, 2006 are deemed unfavorable to the Purchaser or the Agent (in each such party’s reasonable discretion) when compared with the Coverage Certificate current as of November 24, 2006, or (v) the aggregate claims made under the Insurance Policy in any Policy Period (as defined in the Insurance Policy) with respect to receivables that are not Receivables and the Obligors of which are not located in Canada shall exceed an amount equal to 7.50% of EDC’s Maximum Liability Amount (as defined in the Coverage Certificate included in the Insurance Policy).

          “Insurance Proceeds” means any amounts paid by the Insurer under the Insurance Policy with respect to claims relating to Receivables.
          “Insurer” means, collectively, Export Development Canada and Compagnie Française d’Assurance pour le Commerce Extérieur — Canada Branch.
          “Intercompany Agreement (Undertaking Agreements)” means an Intercompany Agreement (Undertaking Agreements) between ACSC and ACI, dated as of December 21, 2007, as the same may be amended, modified or restated from time to time pursuant to its terms.
          “International Receivable” means a Receivable the Obligor of which has a billing address in an Approved Country other than the United States or Canada.
          “Lock-Box” means a post office box administered by a Deposit Bank for the purpose of receiving Collections.
          “Material Adverse Effect” means (A) a material adverse effect on (i) the financial condition, business, operations, assets or liabilities of the Parent and its subsidiaries taken as a whole, (ii) the ability of any Seller to perform any of its respective obligations under this Agreement or under any of the other Transaction Documents to which it is a party, (iii) the legality, validity or enforceability of the Transaction Documents (including, without limitation, the validity, enforceability or priority of the ownership or security interests granted thereunder) or (iv) the collectibility of the Receivables or (B) a material impairment of the rights or remedies of the Purchaser or any of its assignees under this Agreement or any of the other Transaction Documents.
          “Notice of Amalgamation” has the meaning specified in Section 9.01(d).
          “Notice of Change of Address” has the meaning specified in Section 9.01(e).
          “Notice of Continuance and Change of Address” has the meaning specified in Section 9.01(c).
          “Obligor” means a Person obligated to make payments to a Seller pursuant to a Contract.
          “Original PCA” has the meaning specified in the Preliminary Statements.
          “Original RPA” means that certain Receivables Purchase Agreement, dated as October 27, 2005, among the Purchaser, as seller, Eureka Securitisation, Plc, as purchaser, Citibank, N.A., Citibank, N.A., London Branch, as agent, the Sellers, as originators, the U.S. Seller, as servicer, and ACI, as subservicer, as amended prior to the date hereof.

          “Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof; provided, that to the extent that the amount of any Receivable is, under the terms of the applicable Contract, expressed in Canadian Dollars, such amount for the purposes of this definition shall be the Dollar Equivalent thereof at the relevant time. Sales or use tax, PST and any other taxes (other than GST) and Finance Charges which may be billed in connection with a Receivable are not included in the Outstanding Balance. For purposes of this Agreement (but without affecting the rights of the applicable Seller against the relevant Obligor), the Outstanding Balance of a Receivable shall be reduced by the amount of any Insurance Proceeds received by the Purchaser or the Agent with respect thereto.
          “Parent” means AbitibiBowater Inc., a Delaware corporation.
          “Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust (including a business or statutory trust), unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “PPSA” means, with respect to any jurisdiction in Canada, the personal property security or similar legislation applicable in such jurisdiction, including with respect to the jurisdictions of Canada other than Quebec, the Personal Property Security Act applicable in such jurisdictions, and, with respect to Quebec, the Civil Code of Quebec, in each case as from time to time in effect.
          “PST” means all taxes payable under the Retail Sales Tax Act (Ontario) or any similar statute of another jurisdiction of Canada, other than GST.
          “Purchase” means (i) a purchase by the Purchaser of Receivables from the U.S. Seller pursuant to Section 2.02 and (ii) the purchase by the Purchaser of Receivables from the Canadian Seller pursuant to Section 2.01(b) and the subsequent transfer of title to the Purchaser of Receivables from the Canadian Seller pursuant to Section 2.02(c).
          “Purchase Date” means each day on which a Purchase is made pursuant to Article II.
          “Purchase Price” for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the relevant Seller’s General Trial Balance, minus the Discount for such Purchase.
          “Purchased Receivable” means any Receivable which is purchased by or title of which is transferred to the Purchaser pursuant to Section 2.01(b) or 2.02; provided that “Purchased Receivables” shall not include any Receivable that has been repurchased by a Seller, whether pursuant to Section 2.04(b), 2.08, or otherwise.

          “QST” means the tax payable under the Act Respecting the Quebec Sales Tax, R.S.Q. c.T-01, as amended.
          “Receivable” means the indebtedness of any Obligor (whether present or future and whether a claim, book debt or a receivable) resulting from the provision or sale of merchandise, insurance or services by any Seller under a Contract (whether constituting an account, instrument, chattel paper or general intangible), and which, (i) includes the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto and, (ii) in respect of any such indebtedness, the Obligor of which has a billing address in Canada, includes GST; provided, however, that the term “Receivable” shall not include (x) any such indebtedness originated by the U.S. Originator, the Obligor of which has a billing address that is not in Canada or the United States or any such indebtedness originated by the Canadian Seller, the Obligor of which has a billing address that is not in any Approved Country, or (y) any portion of any such indebtedness, the Obligor of which has a billing address in Canada, that constitutes PST.
          “Related Security” means with respect to any Receivable:
          (i) all security interests or liens or other Adverse Claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements or registration applications filed against an Obligor describing any collateral securing such Receivable;
          (ii) all guaranties, insurance (including the Insurance Policy) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and
          (iii) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.
          “Replacement Bank Agreement” has the meaning specified in Section 9.01(b).
          “Required Ratings” means, for any Person, Debt Ratings of either (i) BB+ or above by S&P and Baa3 or above by Moody’s, or (ii) BBB- or above by S&P and Bal or above by Moody’s.
          “RPA” means that certain Amended and Restated Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, Eureka Securitisation, plc, as an investor, Citibank, N.A., as a bank, Citibank, N.A., London Branch, as agent, the Sellers, as originators, the U.S. Seller, as servicer, and ACI, as subservicer, as amended or restated from time to time.

          “RPA Final Payment Date” means the later of the “Facility Termination Date” (as such term is defined in the RPA) and the date on which all Capital, Yield, fees and other obligations under the RPA are paid in full.
          “Seller Report” means a report in form and substance satisfactory to the Purchaser, furnished by the Servicer to the Purchaser pursuant to Section 6.02(b).
          “Servicer” means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables.
          “Servicer Default” means (i) an Event of Termination described in Section 7.01(a), or (ii) the occurrence of any event of the type described in Section 7.01(g) with respect to the Servicer.
          “Servicer Fee” has the meaning specified in Section 6.03.
          “Settlement Date” means the third Business Day of each calendar month; provided, however, that at any time that the Servicer is required to deliver Seller Reports on a weekly basis in accordance with Section 6.02(b)(i), “Settlement Date” shall mean the Business Day immediately following the due date of the second Seller Report for each calendar month; provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its assignee in a written notice to the Servicer, or in the absence of any such selection, the third Business Day of each calendar month.
          “Subservicer” has the meaning specified in Section 6.01.
          “Tangible Net Worth” means at any time the excess of (i) the sum of (a) the product of (x) 100% minus the Discount multiplied by (y) the Outstanding Balance of all Transferred Receivables other than Defaulted Receivables plus (b) cash and cash equivalents of the Purchaser, minus (ii) the sum of (a) Capital (as such term is defined in the RPA) plus (b) the Deferred Purchase Price. To the extent any amounts referenced in the preceding sentence are not denominated in Dollars, the Dollar Equivalent thereof shall be utilized.
          “Taxes” has the meaning specified in Section 2.07.
          “Transaction Document” means any of this Agreement, the RPA, the Undertaking, the Deposit Account Agreements, the Intercompany Agreement (Undertaking Agreements), the Insurance Policy, all amendments to any of the foregoing, and any other agreements and documents delivered and/or related hereto or thereto.
          “Transferred Receivable” means a Purchased Receivable or a Contributed Receivable.

          “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
          “Undertaking” means the Undertaking Agreement (Originator) dated as of October 27, 2005 made by ACI in favor of the Purchaser and relating to obligations of the U.S. Seller, in form and substance satisfactory to the Purchaser, as the same may be amended, modified or restated from time to time.
          “U.S. Seller” means ACSC.
          SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with Canadian generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.
ARTICLE II
AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS
           SECTION 2.01. Facility. (a) U.S. Seller. On the terms and conditions hereinafter set forth and without recourse to the U.S. Seller (except to the extent specifically provided herein), the U.S. Seller shall at its option sell or contribute to the Purchaser all Receivables originated by it from time to time and the Purchaser shall purchase or accept as a contribution from the U.S. Seller all such Receivables from time to time, during the period from the date hereof to the Facility Termination Date.
          (b) Canadian Seller. On the terms and conditions hereinafter set forth and without recourse to the Canadian Seller (except to the extent specifically provided herein) and other than the Receivables and Related Security (as such terms were defined in the Original PCA) that were sold, transferred and assigned by the Canadian Seller to the Purchaser prior to the date hereof pursuant to the Original PCA, the Canadian Seller hereby sells, transfers and assigns on the date hereof, to the Purchaser all Receivables originated by it, which exist on such date or which arise at any time thereafter up to the Facility Termination Date, and the Purchaser hereby purchases from the Canadian Seller all such Receivables, provided, that title to such Receivables not in existence on the date hereof shall transfer to the Purchaser in accordance with the terms of Section 2.02(c).
          SECTION 2.02. Making Purchases. (a) [Intentionally Omitted].
          (b) Purchases — U.S. Seller. On each Business Day beginning on the date hereof, unless either the U.S. Seller or the Purchaser shall notify the other party to the contrary, the U.S. Seller shall sell to the Purchaser and the Purchaser shall purchase from the U.S. Seller, upon satisfaction of the applicable conditions set forth in Article III, all Receivables originated by the U.S. Seller which have not previously been sold or contributed to the Purchaser pursuant to this Agreement or the Original PCA; provided, however, that the U.S. Seller may, at its option on any Purchase Date, contribute all or any of such Receivables to the Purchaser pursuant to Section 2.06, instead of selling such Receivables to the Purchaser pursuant to this Section 2.02(b). On or within five Business Days after the date of each such Purchase, the Purchaser shall pay to the U.S. Seller the Purchase Price for such Purchase in the manner provided in Section 2.02(d).
          (c) Transfer of Title — Canadian Seller. On each Business Day beginning on the date hereof, title to all Receivables originated by the Canadian Seller and not already transferred pursuant to this Agreement or the Original PCA shall, ipso facto, and without any further action on the part of the Canadian Seller or the Purchaser but subject to satisfaction of the applicable conditions set forth in Article 3.02, transfer to the Purchaser. On or within five Business Days after the date of each such Purchase, the Purchaser shall pay to the Canadian Seller the Purchase Price for such Purchase in the manner provided in Section 2.02(d).
          (d) Payment of Purchase Price. The Purchase Price for each Purchase shall be paid on or within five Business Days after the Purchase Date therefor, in each case by means of any one or a combination of the following: (i) a deposit in same day funds to the relevant Seller’s account designated by the applicable Seller or (ii) in the case of a purchase from the U.S. Seller, a contribution by the U.S. Seller to the Purchaser’s capital or an increase in the Deferred Purchase Price. In the case of each Seller, the allocation of the Purchase Price as among such methods of payment shall be subject in each instance to the approval of the Purchaser and such Seller; provided, however, that the Deferred Purchase Price payable to the U.S. Seller may not be increased to the extent that, (x) after giving effect to such increase, the Tangible Net Worth would be less than 8.0% of the Outstanding Balance of the Transferred Receivables at such time or (y) the Deferred Purchase Price would exceed the lesser of (A) 10.0% of the Outstanding Balance of the Transferred Receivables at such time and (B) $35,000,000.
          (e) Ownership of Receivables and Related Security. On each Purchase Date, after giving effect to the Purchase (and any contribution of Receivables) on such date, the Purchaser shall own all Receivables originated by the Sellers as of such date (including Receivables which have been previously sold, transferred, assigned or contributed to the Purchaser hereunder). The Purchase or contribution of any Receivable shall include all Related Security with respect to such Receivable.
          (f) GOVERNING LAW FOR PURCHASES FROM CANADIAN SELLER. SOLELY WITH RESPECT TO PURCHASES FROM THE CANADIAN SELLER (INCLUDING PAYMENT OF THE PURCHASE PRICE WITH RESPECT THERETO), SECTION 2.01(b) AND THIS SECTION 2.02 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF QUEBEC AND THE LAWS OF CANADA APPLICABLE THEREIN WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

          SECTION 2.03. Collections. (a) Unless otherwise agreed, the Servicer shall, on each Settlement Date, deposit into an account of the Purchaser or the Purchaser’s assignee all Collections of Transferred Receivables then held by the Servicer.
          (b) In the event that a Seller believes that Collections which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser or the Purchaser’s assignee, such Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, all Collections so deposited which are identified, to the Purchaser’s satisfaction, to be Collections of Receivables which are not Transferred Receivables to such Seller.
          (c) On each Settlement Date, the Purchaser shall pay to the U.S. Seller accrued interest on the Deferred Purchase Price and the Purchaser may, at its option, prepay in whole or in part the principal amount of the Deferred Purchase Price; provided that each such payment shall be made solely from (i) Collections of Transferred Receivables after all other amounts then due from the Purchaser under the RPA have been paid in full and all amounts then required to be set aside by the Purchaser or the Servicer under the RPA have been so set aside or (ii) excess cash flow from operations of the Purchaser which is not required to be applied to the payment of other obligations of the Purchaser; and provided further, that no such payment shall be made at any time when an Event of Termination shall have occurred and be continuing. Following the RPA Final Payment Date, the Purchaser shall apply, on each Settlement Date, all Collections of Transferred Receivables received by the Purchaser pursuant to Section 2.03(a) (and not previously distributed) first to the payment of accrued interest on the Deferred Purchase Price, and then to the reduction of the principal amount of the Deferred Purchase Price. If at any time more than one Deferred Purchase Price note is outstanding, such payments of interest and principal shall be made ratably, based on the outstanding accrued interest and principal amounts of such notes, respectively.
          SECTION 2.04. Settlement Procedures. (a) If on any day any Transferred Receivable becomes (in whole or in part) a Diluted Receivable, the Seller which originated such Receivable shall be deemed to have received on such day a Collection of such Transferred Receivable in the amount of such Diluted Receivable. If such Seller is not the Servicer, such Seller shall pay to the Servicer on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection. If any payment of Purchase Price is due to such Seller on such Settlement Date, such Seller may pay such deemed Collection by crediting the cash portion of such Purchase Price in an amount equal to such deemed Collection.
          (b) Upon discovery by a Seller or the Purchaser of a breach of any of the representations and warranties made by such Seller in Section 4.01(j) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the Purchaser or the relevant Seller, as the case may be, as soon as practicable and in any event within three Business Days following such discovery. Such Seller shall, upon not less than two Business Days’ notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable. Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable. If such Seller is not the Servicer, such Seller shall pay to the Servicer on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection. If any payment of Purchase Price is due to such Seller on such Settlement Date, such Seller may pay such repurchase price by crediting the cash portion of such Purchase Price in an amount equal to such repurchase price.
          (c) Except as stated in subsection (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.
          (d) Deemed Collections with respect to any Transferred Receivable payable by any Seller under this Section 2.04 shall be paid in Dollars, if such Transferred Receivable is denominated in Dollars, and shall be paid in Canadian Dollars, if such Transferred Receivable is denominated in Canadian Dollars.
          SECTION 2.05. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Sellers or the Servicer hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time, which accounts, prior to the RPA Final Payment Date, shall be those set forth in the RPA.
          (b) Each Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by such Seller (whether as Servicer or otherwise) when due hereunder at an interest rate per annum equal to 2% per annum above the Alternate Base Rate, payable on demand.
          (c) Other than as set forth in Section 2.05(d), all computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
          (d) For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a period of less than one year, the yearly rate of interest to which the said rate is equivalent is the said rate divided by the actual number of days in the period for which such calculation is made and multiplied by 365 days (or 366 days in the case of a leap year).
          SECTION 2.06. Contributions. The U.S. Seller may from time to time at its option, by notice to the Purchaser on or prior to the date of the proposed contribution, identify Receivables which it proposes to contribute to the Purchaser as a capital contribution. On the date of each such contribution and after giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, the “Contributed Receivables”) and all Related Security with respect thereto.
          SECTION 2.07. Payments Free and Clear of Taxes, Etc. (a) Except as otherwise required by law, any and all payments required to be made by the Servicer, the U.S. Seller or the Canadian Seller hereunder shall be made free and clear of and without deduction or withholding for or on account of any and all present or future income, stamp or, without limitation, other taxes, levies, imposts, deductions, duties, fees, charges or withholdings, and all liabilities with respect thereto, excluding (A) net income taxes and franchise taxes (imposed in lieu of net income taxes) and backup withholding taxes that are imposed on the Purchaser or its assigns (the Purchaser and such assigns, each an “Affected Person”) by the United States, a state thereof or a foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof and net income taxes and capital taxes imposed by Canada or any political subdivision thereof other than Canadian withholding taxes and other than Canadian taxes based on or measured by income or capital in connection with the Receivables or the transactions contemplated by the Transaction Documents resulting from any Affected Person (but only directly and exclusively as a result of any breach by the Sellers or the Servicer (or any delegatee thereof, including the Subservicer) of their respective obligations under the Transaction Documents) having a permanent establishment in Canada solely as a result of such transactions, or (B) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (A) above (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Servicer, the U.S. Seller or the Canadian Seller or any Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable or deposited hereunder to (or for the benefit of) the Purchaser or its assigns, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Purchaser or its assigns (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Servicer or the Canadian Seller, as applicable, shall make such deductions and (iii) the Servicer or the Canadian Seller, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Servicer or the Canadian Seller, as applicable, will furnish to the Purchaser, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.
          (b) In addition, the Canadian Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, other than U.S. federal taxes except for withholding taxes on interest (hereinafter referred to as “Other Taxes”).
          (c) The Servicer or the Canadian Seller will indemnify the Purchaser or its assigns for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, and excluding Taxes or Other Taxes resulting from the gross negligence or willful misconduct of the Purchaser or its assigns) paid by the Purchaser or its assigns (as the case may be) or deducted or withheld from any Collections (including any Taxes or amounts on account of Taxes deducted by any Obligor) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Purchaser or its assigns (as the case may be) makes written demand therefor. A certificate as to the amount of such indemnification submitted to the Servicer or the Canadian Seller, as applicable, by the Purchaser or its assigns (as the case may be) setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.
          (d) Without prejudice to the survival of any other agreement of the Servicer or the Canadian Seller hereunder, the agreements and obligations of the Servicer and the Canadian Seller contained in this Section 2.07 shall survive any termination of this Agreement.
          SECTION 2.08. Repurchase Option. So long as no Event of Termination or Incipient Event of Termination would occur or be continuing after giving effect thereto, each Seller shall have the right (but not any obligation) to repurchase Transferred Receivables originated by it (including, with respect to the Canadian Seller, such Transferred Receivables as are identified for repurchase by such Seller in order to conform with, or not to breach, any provision of or order under, the Foreign Extraterritorial Measures Act (Canada) or regulations thereunder) upon not less than three Business Days’ prior written notice to the Purchaser; provided, however, that the aggregate Outstanding Balance of Transferred Receivables repurchased pursuant to this Section may not exceed the lesser of (i) 10% of the highest aggregate Outstanding Balance of Transferred Receivables at any time or (ii) $35,000,000. Such notice shall specify the date that the applicable Seller desires that such repurchase occur (such date, the “Repurchase Date”) and shall identify the Receivables to be included in such repurchase. Each Seller agrees that it will not utilize any selection procedure in selecting the Receivables to be so repurchased which is adverse to the interests of the Purchaser or its assigns or would reasonably be expected to result in the repurchased Receivables containing a lower percentage of Defaulted Receivables or Delinquent Receivables than the percentage of Defaulted Receivables or Delinquent Receivables, as applicable, in the Receivables retained by the Purchaser. On the Repurchase Date, the applicable Seller shall remit to the Purchaser in immediately available funds an amount equal to the aggregate Outstanding Balance of the Receivables included in such repurchase (provided that if any payment of Purchase Price is due to such Seller on such Repurchase Date, such Seller may pay all or a portion of such amount by crediting the cash portion of such Purchase Price therewith), and upon receipt thereof, the Purchaser shall be deemed to assign and release, without recourse, representation or warranty, its right, title and interest in and to the Receivables included in such repurchase. In connection with any such repurchase, the Purchaser shall execute and deliver, at the request and expense of such Seller, any assignment or release that such Seller may reasonably request to evidence the repurchase of the applicable Receivables. At such time, if any, that the aggregate Outstanding Balance of all Receivables repurchased pursuant to this Section exceeds 2% of the aggregate Outstanding Balance of all Receivables, the applicable Seller will (or will cause the Servicer to) instruct all Obligors of Receivables being repurchased on such Repurchase Date to remit all their payments in respect of such repurchased Receivables to post office boxes or deposit accounts other than the Lock Boxes or Deposit Accounts.
ARTICLE III
CONDITIONS OF PURCHASES
          SECTION 3.01.[Intentionally Omitted].
          SECTION 3.02. Conditions Precedent to All Purchases. Each Purchase hereunder shall be subject to the conditions precedent that:
     (a) with respect to any such Purchase, on or prior to the date of such Purchase, the relevant Seller shall have delivered to the Purchaser, (i) if requested by the Purchaser, such Seller’s General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment) as of a date not more than 31 days prior to the date of such Purchase, and (ii) a written report identifying, among other things, the Receivables to be included in such Purchase and such additional information concerning such Receivables as may reasonably be requested by the Purchaser;
     (b) with respect to any such Purchase, on or prior to the date of such Purchase, the Servicer shall have delivered to the Purchaser, in form and substance satisfactory to the Purchaser, a completed Seller Report for the most recently ended reporting period for which information is required pursuant to Section 6.02(b);
     (c) [Intentionally Omitted];
     (d) as of the date of such Purchase the Purchaser shall not have determined, acting reasonably, and notified the Sellers and the Agent that the Purchaser has or is deemed to have a permanent establishment within Canada solely as a result of the transactions contemplated hereby (but only directly and exclusively as a result of any breach by the Sellers or the Servicer of any of their obligations under this Agreement);
     (e) on the date of such Purchase the following statements shall be true (and the relevant Seller, by accepting the Purchase Price for such Purchase, shall be deemed to have certified that):
     (i) The representations and warranties contained in Section 4.01 are correct on and as of the date of such Purchase as though made on and as of such date (except insofar as such representations and warranties relate expressly to an earlier date certain, in which case such representations and warranties shall be correct as of such earlier date),

     (ii) No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination, and
     (iii) The Purchaser shall not have delivered to the Sellers a notice that the Purchaser shall not make any further Purchases hereunder; and
     (f) the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request.
          SECTION 3.03. Conditions Precedent to the Effectiveness of Amendment and Restatement. The effectiveness of this amendment and restatement of the Original PCA is subject to the conditions precedent that the Purchaser shall have received on or before the date hereof the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:
     (a) Certified copies of the resolutions of the Board of Directors of each Seller approving this Agreement and the other documents to be delivered by such Seller hereunder and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
     (b) A certificate of the Secretary or Assistant Secretary of each Seller certifying the names and true signatures of the officers of each Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder.
     (c) Acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing) of proper financing statement amendments, duly filed on or before the date hereof under the UCC and PPSA of all jurisdictions that the Purchaser may deem necessary or desirable in order to add the International Receivables and effect such other revisions as the Purchaser may deem necessary or desirable to reflect the amendments to the Original PCA and the other Transaction Documents contemplated by this Agreement.
     (d) Acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing), or copies accompanied by filing authorization signed by the applicable secured party, of proper financing statement amendments and terminations, if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Contracts or Related Security previously granted by the Sellers.
     (e) Completed requests for information and search reports, dated on or before the date of this Agreement, listing all effective financing statements and other registrations filed in the jurisdictions referred to in subsection (c) above and that name either Seller as debtor, together with copies of such other financing statements and other registrations (none of which shall cover any Transferred Receivables, Contracts or Related Security unless they are in favor of the Purchaser).
     (f) Favorable opinions (or letters of confirmation and reliance, to the extent satisfactory to the Purchaser) of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel for the Sellers and (ii) Stikeman Elliott LLP, Canadian counsel for ACI, in each case in form and substance satisfactory to the Purchaser.
     (g) An executed copy of the Four Party Agreement.
     (h) An executed copy of an amendment and reaffirmation of the Undertaking.
     (i) An executed copy of the Deposit Account Agreement relating to the Deposit Account maintained with Citibank, N. A., as depositary bank, and described in more detail in Exhibit B hereto.
     (j) A pro forma Seller Report for the period ending January 25, 2008, certified by an authorized financial officer of the Servicer with responsibility for such Seller Report and reflecting the inclusion of the International Receivables.
     (k) Representative samples of invoices with respect to the International Receivables.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Sellers. Each Seller represents and warrants as to itself as follows:
     (a) Such Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction set forth in Exhibit F hereto (as modified in accordance herewith), and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a Material Adverse Effect.
     (b) The execution, delivery and performance by such Seller of this Agreement and the other documents to be delivered by it hereunder, including such Seller’s sale and contribution of Receivables hereunder and such Seller’s use of the proceeds of Purchases, (i) are within such Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) such

Seller’s charter or by-laws, (2) any law, rule or regulation applicable to such Seller, (3) any material contractual restriction binding on or affecting such Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other Adverse Claim, charge or encumbrance upon or with respect to any of its properties (except for the transfer of such Seller’s interest in the Transferred Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by such Seller.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Seller of this Agreement or any other document to be delivered by it hereunder.
     (d) This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding at law or in equity).
     (e) Sales and contributions made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to the Purchaser, enforceable against creditors of, and purchasers from, such Seller. Such Seller shall have no remaining property interest in any Transferred Receivable.
     (f) Any inventory or goods acquired by such Seller from ACCC are acquired free and clear of any Adverse Claim created by or arising through ACCC. Such acquisitions of inventory or goods from ACCC do not contravene any law, rule or regulation applicable to ACCC, any contractual restriction binding on or affecting ACCC or its property or any order, writ, judgment, award, injunction or decree binding on or affecting ACCC or its property.
     (g) There is no pending or, to such Seller’s knowledge, threatened action, investigation or proceeding affecting such Seller or any of its subsidiaries before any court, governmental agency or arbitrator which may have a Material Adverse Effect.
     (h) No proceeds of any Purchase will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
     (i) No transaction contemplated hereby requires compliance with any bulk sales act or similar law (other than the Bulk Sales Act (Newfoundland and Labrador)).

     (j) Each Receivable characterized in any Seller Report as an Eligible Receivable is, as of the date of such Seller Report, an Eligible Receivable. Each Transferred Receivable, together with the Related Security, is owned (immediately prior to its sale or contribution hereunder) by such Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser.
     (k) Each Seller Report (if prepared by such Seller, or to the extent that information contained therein is supplied by such Seller), including the calculations therein, and all information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished at any time by such Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
     (l) The U.S. Seller is located in the jurisdiction of incorporation set forth for such Seller in Exhibit F hereto for the purposes of Section 9-307 of the UCC as in effect in the State of New York; and the office in the jurisdiction of incorporation of such Seller in which a UCC financing statement is required to be filed in order to perfect the security interest granted by such Seller hereunder is set forth in Exhibit F hereto (as modified in accordance herewith). The Canadian Seller is located in the jurisdiction of its chief executive and registered office set forth in Exhibit F hereto (as modified in accordance herewith) for purposes of Section 9-307 of the UCC as in effect in the State of New York; and the offices in which PPSA financing statements or other applicable registrations are required to be filed in order to perfect the security interest granted by the Canadian Seller hereunder are set forth in Exhibit F hereto, in each case as such Exhibit F may be modified in accordance herewith. The office where each Seller keeps its records concerning the Transferred Receivables is located (and has been located for the five years prior to the date of this Agreement, except as set forth on Exhibit F hereto) at the address or addresses referred to in Section 5.01(b). The principal place of business and chief executive office of the U.S. Seller, the principal place of business and chief executive and registered office of the Canadian Seller and the office where each Seller keeps its records concerning the Receivables are located (and have been located for the five years prior to the date of this Agreement) at the address or addresses set forth in Exhibit F hereto. Neither Seller has changed its name, or, in the case of the Canadian Seller, had any other name (including French names) during the five years prior to the date of this Agreement, except as set forth in Exhibit F hereto, as modified in accordance herewith.
     (m) The names and addresses of all the Deposit Banks, together with the post office boxes and account numbers of the Lock-Boxes and Deposit Accounts at such Deposit Banks, are specified in Exhibit B (as the same may be amended from time to time pursuant to Section 5.01(g)). The Lock-Boxes and Deposit Accounts are the only post office boxes and accounts into which Collections of Receivables are deposited or remitted.
     (n) Such Seller is not known by and does not use any tradename or doing-business-as name.
     (o) With respect to any programs used by such Seller in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Servicer pursuant to Section 6.01 so that such new Servicer shall have the benefit of such programs (it being understood that, however, the Servicer, if other than such Seller, shall be required to be bound by a confidentiality agreement reasonably acceptable to such Seller).
     (p) The transfers of Transferred Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of such Seller.
     (q) Such Seller has (i) timely filed all Canadian or U.S. federal tax returns required to be filed, (ii) timely filed all other material state, provincial and local tax returns and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with Canadian generally accepted accounting principles).
     (r) No Receivable originated by the Canadian Seller, the Obligor of which has a billing address in Canada, was issued for an amount in excess of the fair market value of the merchandise, insurance or services provided by the Canadian Seller to which such Receivable relates.

     (s) No Contract or any other books, records or other information relating to any Receivable originated by the Canadian Seller, the Obligor of which has a billing address in Canada, contain any “personal information” as defined in, or any other information regulated under (i) the Personal Information Protection and Electronic Documents Act (Canada), or (ii) any other similar statutes of Canada or any province in force from time to time which restrict, control, regulate or otherwise govern the collection holding, use or communication of information.
     (t) The Insurance Policy has been validly issued by the Insurer to ACI and is, on the date hereof, in full force and effect. All statements made by ACI in the application for the Insurance Policy were true, correct and complete in all material respects when made. As of the date hereof, all the premiums due on December 10, 2007 under the Insurance Policy for the policy period ended August 31, 2007 have been paid. ACI has performed all of its duties under the Insurance Policy and has timely filed all claims payable thereunder in such form as is required by the Insurer. The Insurance Policy has not been amended, supplemented or otherwise modified except as permitted by Section 6.02(a), and ACI has not waived any of its rights thereunder.
     (u) The Canadian Seller is a resident of Canada for purposes of the Income Tax Act (Canada).
     (v) Such Seller has marked its master data processing records, including master data processing records evidencing Receivables arising out of the sale of lumber, evidencing Receivables with a legend evidencing that the Transferred Receivables have been sold or contributed in accordance with this Agreement.
ARTICLE V
COVENANTS
     SECTION 5.01. Covenants of the Sellers. Each Seller covenants with respect to itself from the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables:
     (a) Compliance with Laws, Etc. Such Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not have a Material Adverse Effect. In particular, but without limiting the generality of the foregoing, the Canadian Seller shall file all tax returns required by law to be filed by it with respect to the

Transferred Receivables and shall promptly pay, remit or account for, as applicable, all sales taxes (including, without limitation, PST, QST and GST) paid or owing in connection with any Transferred Receivables, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with applicable generally accepted accounting principles shall have been set aside on its books.
     (b) Offices, Records, Name and Organization. Subject to Section 9.01(e), such Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Receivables at the address of such Seller set forth on Exhibit E hereto or, (subject to Section 9.01(f)) upon 30 days’ prior written notice to the Purchaser, at any other locations within the United States or (in the case of the Canadian Seller) Canada. Subject to Section 9.01(f), such Seller will not change its name or (in the case of the U.S. Seller) its jurisdiction of organization or (in the case of the Canadian Seller) its chief executive office and shall not consummate any amalgamation, consolidation or merger, unless (i) such Seller shall have provided the Purchaser with at least 30 days’ prior written notice thereof, together with an updated Exhibit F, and (ii) no later than the effective date of such change, all actions required by Section 5.01(j) shall have been taken and completed. Upon confirmation by the Agent (prior to the RPA Final Payment Date) or the Purchaser (following the RPA Final Payment Date) of receipt of any such notice (together with an updated Exhibit F) and the completion, as aforesaid, of all actions required by Section 5.01(j), Exhibit F to this Agreement shall, without further action by any party, be deemed to be amended and replaced by the updated Exhibit F accompanying such notice. Such Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable). Such Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.
     (c) Performance and Compliance with Contracts and Credit and Collection Policy. Such Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract.

     (d) Sales, Liens, Etc. Except for the sales and contributions of Receivables contemplated herein, such Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof.
     (e) Extension or Amendment of Transferred Receivables. Except as provided in Section 6.02(c), such Seller will not (and will not permit the Servicer to) extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto.
     (f) Change in Business or Credit and Collection Policy. Such Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, have a Material Adverse Effect.
     (g) Change in Payment Instructions to Obligors. Such Seller will not add or terminate any post office box, bank, or bank account as a Lock-Box, Deposit Bank or Deposit Account from those listed in Exhibit B hereto, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box or Deposit Account, unless the Purchaser shall have received prior notice of such addition, termination or change (including an updated Exhibit B) and a fully executed Deposit Account Agreement with each new Deposit Bank or with respect to each new Lock-Box or Deposit Account. Upon confirmation by the Agent (prior to the RPA Final Payment Date) or the Purchaser (following the RPA Final Payment Date) of receipt of any such notice and the related documents, Exhibit B hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Exhibit B accompanying such notice.
     (h) Deposits to Lock-Boxes and Deposit Accounts. Such Seller will (or will cause the Servicer to) instruct all Obligors to remit all their payments in respect of Transferred Receivables to Lock Boxes or Deposit Accounts (provided that Obligors with respect to International Receivables and Receivables originated by the U.S. Seller shall be instructed to remit such payments to Lock-Boxes or Deposit Accounts located in the United States). If such Seller or the Servicer shall receive any Collections directly, such Seller shall (or, if applicable, shall cause the Servicer to) immediately (and in any event within two Business Days) deposit the same to a Lock Box or a Deposit Account (provided that Collections related to an International Receivable or a Receivable originated by the U.S. Seller shall be deposited to a Lock-Box or a Deposit Account in the United States) and until it does so, shall hold the same in trust for the Purchaser and its assignees. Such Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock Box or Deposit Account, cash or cash proceeds other than Collections of Transferred Receivables, provided, that if any PST are deposited or credited to any Lock Box or Deposit Account, such Seller will (or will cause the Servicer to), within two Business Days of such deposit or credit, separate such deposits and credits from the Collections held in any applicable Lock Box or Deposit Account and withdraw such deposited or credited amount from such Lock Box or Deposit Account.
     (i) Examinations and Visits. Such Seller will, from time to time during regular business hours as requested by the Purchaser, permit the Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller relating to Transferred Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Transferred Receivables and the Related Security or such Seller’s performance hereunder or under the Contracts with any of the officers or employees of such Seller having knowledge of such matters.
     (j) Further Assurances. (i) Such Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, such Seller will, upon the request of the Purchaser or its assignee, (A) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect, make opposable or evidence such Transferred Receivables and any security interest in other assets of such Seller granted hereunder; and (B) deliver to the Purchaser copies of all Contracts relating to the Transferred Receivables and all records relating to such Contracts and the Transferred Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment).
     (ii) Such Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Transferred Receivables and the Related Security, the related Contracts and the Collections with respect thereto, and any other assets of such Seller in which a security interest is granted hereunder.
     (iii) Such Seller shall perform its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Transferred Receivables had not been sold or transferred.

     (k) Reporting Requirements. Such Seller will provide to the Purchaser the following:
     (i) as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination with respect to such Seller or an Insurance Policy Event, a statement of the chief financial officer of such Seller setting forth details of such Event of Termination, Incipient Event of Termination or Insurance Policy Event and the action that such Seller or the Sellers, as applicable, has taken and proposes to take with respect thereto;
     (ii) subject to Section 9.01(f), at least 30 days prior to any change in such Seller’s name, jurisdiction of incorporation, chief executive or registered office, or any amalgamation, consolidation or merger involving such Seller, a notice setting forth the new name, jurisdiction of incorporation, chief executive or registered office or the details of any such amalgamation, consolidation or merger involving such Seller and the effective date thereof;
     (iii) promptly following receipt thereof, copies of all schedules, endorsements and notices received from the Insurer with respect to the Insurance Policy (including any notice that any additional premium is due in accordance with Section 4 of the “Declarations and Payment of Premium” endorsement to the Insurance Policy);
     (iv) immediately upon obtaining knowledge thereof, and in any event on the day such event occurs, notice that all indebtedness under the Bank Agreement has become due and payable (whether by declaration or automatically);
     (v) concurrently with the sending thereof to the Insurer, any notice by ACI terminating the Insurance Policy; and
     (vi) such other information respecting the Transferred Receivables or the condition or operations, financial or otherwise, of such Seller as the Purchaser may from time to time reasonably request.
     (1) Separate Conduct of Business. Such Seller will: (i) maintain separate corporate records and books of account from those of the Purchaser; (ii) conduct its business from an office separate from that of the Purchaser (but which may be located in the same facility as the Purchaser); (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a mailing address and a telephone number separate from those of the Purchaser; (v) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; (vi) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the RPA; (vii) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (viii) disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles and (B) that the assets of the Purchaser are not available to pay its creditors.
     (m) Insurance Policy Exclusions. Such Seller will not take or omit to take any actions which give rise to an exclusion from coverage under the Insurance Policy.
     (n) Marking of Records. At its expense, such Seller will mark its master data processing records evidencing Receivables with a legend evidencing that the Transferred Receivables have been sold or contributed in accordance with this Agreement.
     (o) ACCC. Such Seller will not, and will not permit any Subsidiary to, enter into agreement that restricts the sale of inventory or goods from ACCC to such Seller.
          SECTION 5.02. Covenant of the Sellers and the Purchaser. Each Seller and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of all of such Seller’s right, title and interest in, to and under such Receivables by such Seller to the Purchaser for all purposes and each contribution of Receivables by the U.S. Seller hereunder shall be treated as an absolute transfer of all of the U.S. Seller’s right, title and interest in, to and under such Receivables by the U.S. Seller to the Purchaser for all purposes. Each Seller and the Purchaser shall record each Purchase and contribution as a sale or purchase or capital contribution, as the case may be, on its books and records, and reflect each Purchase and contribution in its financial statements and tax returns as a sale or purchase or capital contribution, as the case may be. In the event that, contrary to the mutual intent of the Sellers and the Purchaser, any Purchase or contribution of Receivables hereunder is not characterized as a sale or absolute transfer, each Seller shall, effective as of the date hereof, be deemed to have granted (and each Seller hereby does grant) to the Purchaser a first priority security interest in and to any and all Receivables, the Related Security and the Collections and other proceeds thereof to secure the repayment of all amounts advanced to such Seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.
ARTICLE VI
ADMINISTRATION AND COLLECTION
          SECTION 6.01. Designation of Servicer. The servicing, administration and collection of the Transferred Receivables shall be conducted by such Person (the “Servicer”) so designated hereunder from time to time. Until the RPA Final Payment Date, the U.S. Seller (or such other Person as may be designated from time to time under the RPA) is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Following the RPA Final Payment Date, the Purchaser, by notice to the U.S. Seller, may at any time designate as Servicer any Person (including itself) to succeed the U.S. Seller or any successor Servicer, if such Person shall consent and agree to the terms hereof. Upon the U.S. Seller’s receipt of such notice, the U.S. Seller agrees that it will terminate its activities as Servicer hereunder in a manner which the Purchaser (or its designee) believes will facilitate the transition of the performance of such activities to the new Servicer, and the U.S. Seller shall use its best efforts to assist the Purchaser (or its designee) to take over the servicing, administration and collection of the Transferred Receivables, including, without limitation, providing access to and copies of all computer tapes or disks and other documents or instruments that evidence or relate to Transferred Receivables maintained in its capacity as Servicer and access to all employees and officers of the U.S. Seller responsible with respect thereto. The Servicer may, with the prior consent of the Purchaser, subcontract with any other Person for the servicing, administration or collection of Transferred Receivables. Any such subcontract shall not affect the Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall terminate upon designation of a successor Servicer. The Servicer hereby appoints ACI as subservicer (ACI, in such capacity, the “Subservicer”) to perform the servicing, administration and collections functions of the Servicer hereunder; provided that the foregoing designation of ACI as subservicer does not (i) extend to the amendment or modification of a Receivable in accordance with Section 6.02(c) or (ii) contravene or otherwise exceed or violate Section 6.07. In no instance will the servicing and subservicing hereunder be inconsistent with, or in violation of, the terms and conditions of the Insurance Policy (and ACI shall continue its servicing and administration of the Insurance Policy). The Purchaser hereby consents to the designation of ACI as subservicer hereunder.
          SECTION 6.02. Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Transferred Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Purchaser hereby appoints the Servicer, from time to time designated pursuant to Section 6.01, as agent to enforce its ownership and other rights in the Transferred Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables and shall act in the best interests of the Purchaser and its assignees. The Servicer’s and the Subservicer’s duties hereunder shall include paying, on behalf of the Sellers, all premiums due under the Insurance Policy when the same are due (and the Servicer and the Subservicer shall provide the Purchaser with evidence of such payment by no later than the Business Day following the date such payment is due) and performing all obligations of ACI under the Insurance Policy in accordance with the terms of the Insurance Policy. Without limiting the foregoing, the Servicer or the Subservicer will (i) (x) immediately, upon obtaining knowledge of the relevant Obligor’s insolvency and (y) in all other cases, no later than four months after the relevant Receivable becomes due, file a claim under the Insurance Policy in such form as is required by the Insurer and with properly completed supporting documentation; (ii) not take any action to amend, supplement or otherwise modify the Insurance Policy (including, without limitation, consenting to any changes to the Insurance Policy proposed by the Insurer as part of the annual review process) or waive any of its rights thereunder, without the Purchaser’s prior consent in each case (other than any replacement of a Coverage Certificate that would not result in an Insurance Policy Event); (iii) not change the directions given to the Insurer regarding the remittance of Insurance Proceeds; (iv) service the Receivables as required by the Insurer pursuant to the Insurance Policy; (v) deliver to the Insurer in a timely fashion any document or report required by the Insurer; and (vi) not take, or omit to take, any action which gives rise to an exclusion from coverage under the Insurance Policy. The Servicer and the Subservicer will ensure that all records relating to the Receivables are consistent with the requirements of the Insurance Policy and that such records are in such form as will not result in rejection of otherwise proper claims under the Insurance Policy. In the event the Servicer or the Subservicer fails to file a claim with respect to any Receivable, the Purchaser may (but shall not be required to) file such claim under the Insurance Policy.
          (b) (i) At any time when the Debt Ratings of ACI are not equal to the Required Ratings, prior to 10:00 A.M. (New York City Time) on the second Business Day of each calendar week, the Servicer shall prepare and forward to the Purchaser a Seller Report which shall contain information related to the Transferred Receivables as of the close of business on the last Business Day of the preceding calendar week.
          (ii) At all other times, the Servicer shall prepare and forward to the Purchaser Seller Reports prior to 10:00 A.M. (New York City Time) on the 17th calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day), relating to all Transferred Receivables, and the Related Security and Collections with respect thereto on the last day of the immediately preceding month.
          (c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Seller (other than ACI), while it is the Servicer (subject to the provisions of Section 6.07), may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Transferred Receivable as the Servicer deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Transferred Receivable, provided that, in each case, any necessary approval of the Insurer shall have been obtained.
          (d) Each Seller shall deliver to the Servicer, and the Servicer shall hold in trust for such Seller and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Receivables.
          (e) The Servicer shall as soon as practicable (and, in any event, within two Business Days) following receipt turn over to the relevant Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Transferred Receivables.
          (f) [Intentionally Omitted].

          (g) The Servicer also shall perform the other obligations of the “Servicer” set forth in this Agreement with respect to the Transferred Receivables.
          SECTION 6.03. Servicer Fee. The Purchaser shall pay to the Servicer (and the Subservicer, to the extent required by the second sentence of this Section 6.03), so long as it is acting as the Servicer hereunder, an aggregate periodic collection fee (the “Servicer Fee”) of 0.50% per annum on the average daily aggregate Outstanding Balance of the Transferred Receivables, payable on each Settlement Date, or such other day during each calendar month as the Purchaser and the Servicer shall agree. So long as U.S. Seller is the Servicer and ACI is the Subservicer, the Servicer hereby directs the Purchaser to pay 80% of the Servicer Fee to the Subservicer and 20% of the Servicer Fee to the Servicer. So long as the U.S. Seller is acting as the Servicer hereunder and the Canadian Seller is acting as the Subservicer, amounts payable as the Servicer Fee pursuant to this Section 6.03 shall be reduced, on a dollar for dollar basis, by any amounts paid to the U.S. Seller and the Canadian Seller as a “Servicer Fee” and subservicing fee pursuant to Section 2.05(a) of the RPA, provided that such obligation of the Purchaser shall in no event be reduced below zero.
          SECTION 6.04. Certain Rights of the Purchaser. (a) After a Control Event, the Purchaser may, at any time, give notice of ownership and/or direct the Obligors of Transferred Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Transferred Receivable shall be made directly to the Purchaser or its designee. Each Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Boxes and Deposit Accounts maintained by such Seller for the purpose of receiving Collections.
          (b) After a Control Event, each Seller shall, at any time upon the Purchaser’s request and at such Seller’s expense, give notice of the Purchaser’s ownership to each Obligor of Transferred Receivables and direct that payments of all amounts payable under the Transferred
Receivables be made directly to the Purchaser or its designee.
          (c) At any time after a Control Event, at the Purchaser’s request and at the relevant Seller’s expense, such Seller and the Servicer shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Transferred Receivables (including, without limitation, the Insurance Policy), and shall make the same available to the Purchaser at a place selected by the Purchaser or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Transferred Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its designee. The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.
          (d) At any time after a Control Event, each Seller authorizes the Purchaser to take any and all steps in such Seller’s name and on behalf of such Seller that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Transferred Receivables, including, without limitation, (i) endorsing such Seller’s name on checks and other instruments representing Collections of Transferred Receivables, (ii) giving notice of the Purchaser’s ownership to each Obligor of Transferred Receivables and direct that payments of all amounts payable under the Transferred Receivables be made directly to the Purchaser or its designee and (iii) enforcing the Transferred Receivables and the Related Security and related Contracts and the Insurance Policy.
          SECTION 6.05. Rights and Remedies. (a) If either Seller or the Servicer fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if such Seller (as Servicer or otherwise) fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by such Seller as provided in Section 8.01 or Section 9.04 as applicable.
          (b) Each Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables to the same extent as if such Seller had not sold or contributed Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve such Seller from such obligations or its obligations with respect to the Transferred Receivables. The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts or the Insurance Policy, nor shall the Purchaser be obligated to perform any of the obligations of the Sellers thereunder.
          (c) Each Seller shall cooperate with the Servicer in collecting amounts due from Obligors in respect of the Transferred Receivables.
          (d) Each Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Seller or transmitted or received by Purchaser (whether or not from such Seller) in connection with any Transferred Receivable.
          SECTION 6.06. Transfer of Records to Purchaser. Each Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the relevant Seller’s right and title to and interest in the records relating to such Receivables and shall include an irrevocable non-exclusive license to the use of such Seller’s computer software system to access and create such records. Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Transferred Receivables are either collected in full or become Defaulted Receivables.
          Each Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables and rights (whether by ownership, license or sublicense) to the use of such Seller’s computer software system to access and create such records.

          In recognition of each Seller’s need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to such Seller an irrevocable license to access such records in connection with any activity arising in the ordinary course of such Seller’s business or in performance of its duties as Servicer, provided that (i) such Seller shall not disrupt or otherwise interfere with the Purchaser’s use of and access to such records during such license period and (ii) such Seller consents to the assignment and delivery of the records (including any information contained therein relating to such Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.
          SECTION 6.07. Limitation on Activities of Servicer in Canada. (a) Notwithstanding anything contained herein or anything contained in any other document delivered in connection herewith, the Servicer, as Servicer (and each Person to whom the Servicer delegates any of its responsibilities, including, without limitation, the Subservicer) shall not while acting in Canada, and shall not (and has no authority to) delegate to any Person acting in Canada the authority to, or permit any such Person to, enter into contracts or other agreements in the name of or on behalf of the Servicer or the Purchaser; and the Servicer (or any such delegate) is not permitted to (nor has authority to) establish an office or other place of business of the Servicer or the Purchaser in Canada. To the extent any responsibilities of any Person acting in Canada (including for greater certainty a Servicer employee or servant or ACI as Subservicer) to whom the Servicer has delegated responsibilities in respect of Transferred Receivables, the Related Security and the Collections hereunder or under any other Transaction Document involve or require such Person to enter a contract or other agreement in the name of or on behalf of the Sellers or the Purchaser, such servicing responsibility shall be fulfilled solely by, or upon specific approval of, the Servicer, and such Person is authorized to take such action or give such approval, but only from a place of business outside Canada, and such Person may not delegate such responsibility except upon the consent or the direction of the Agent (and then only subject to these same restrictions).
          (b) Notwithstanding anything contained herein or anything contained in any other document delivered in connection herewith, the U.S. Seller (and each Person to whom the U.S. Seller delegates any of its responsibilities (including, without limitation, the Subservicer)) shall not, while acting in Canada, and shall not (and has no authority to) delegate to any Person acting in Canada the authority to, or permit any such Person to, enter into contracts or other agreements in the name of or on behalf of the U.S. Seller. The U.S. Seller is not permitted to (nor has authority to) establish an office or other place of business in Canada.
ARTICLE VII
EVENTS OF TERMINATION
          SECTION 7.01. Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

     (a) The Servicer or the Subservicer (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) or (iii) of this subsection (a)) and such failure shall remain unremedied for three Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement or (iii) shall fail to deliver any Seller Report when required and such failure shall remain unremedied for two Business Days; or
     (b) Either Seller shall fail to make any payment required under Section 2.04(a) or 2.04(b); or
     (c) Any representation or warranty (unless (x) such representation or warranty relates solely to one or more specific Receivables incorrectly characterized as Eligible Receivables and the applicable Seller shall have made any required deemed Collection payment pursuant to Section 2.04 with respect to such Receivables or (y) in the case of the representations and warranties contained in Sections 4.01 (a), (1) (the fourth sentence only) or (q), the breach of such representation or warranty is capable of being cured and is in fact cured (without any adverse impact on the Purchaser or its assigns or the collectibility of the Transferred Receivables) within five Business Days after the first date on which either Seller obtains knowledge or receives written notice of such breach from the Purchaser or its assigns) made or deemed made by either Seller (or any of its officers) under or in connection with this Agreement or any information or report delivered by either Seller, the Servicer or the Subservicer pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect as of the date when made or deemed made or delivered; or
     (d) Either Seller shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than as referred to in Section 7.01(b) or clause (ii) of this Section 7.01(d)) on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to such Seller by the Purchaser or its assignees, or (ii) any covenant applicable to it contained in Sections 5.01(d), 5.01(g) or 5.01(h);or
     (e) Either Seller shall fail to pay any principal of or premium or interest on any of its Debt which either arises under the Bank Agreement is outstanding in a principal amount of at least CAD 65,000,000 or the Dollar Equivalent thereof (or the equivalent in any other currency) in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such

Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Debt, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Debt to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder; or
     (f) Any Purchase or contribution of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim; or
     (g) (i) Either Seller, the Servicer or the Subservicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against such Seller, the Servicer or the Subservicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or arrangement of debt, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) any receiver, trustee, custodian or similar official shall be appointed for either Seller, the Servicer or the Subservicer under any private right; or (iv) either Seller, the Servicer or the Subservicer shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or
     (h) An Event of Termination shall have occurred under the RPA;
then, and in any such event, the Purchaser may, by notice to the Sellers, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Servicer (but subject, prior to the RPA Final Payment Date, to the designation made under the RPA), designate another Person to succeed the U.S. Seller as Servicer; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in clause (g)(ii) or (g)(iii) of this Section 7.01, the Facility Termination Date shall occur. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC, the PPSA and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII
INDEMNIFICATION
          SECTION 8.01. Indemnities by the Sellers. Without limiting any other rights which the Purchaser may have hereunder or under applicable law, each Seller hereby agrees to indemnify the Purchaser and its assigns and transferees (each, an “Indemnified Party”) from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any Indemnified Party arising out of or as a result of this Agreement or the purchase or contribution of any Transferred Receivables or in respect of any Transferred Receivable originated by such Seller or any related Contract, including, without limitation, arising out of or as a result of:
     (i) the characterization in any Seller Report or other statement made by or on behalf of such Seller of any Transferred Receivable as an Eligible Receivable which is not an Eligible Receivable as of the date of such Seller Report or statement;
     (ii) any representation or warranty or statement made or deemed made by such Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect as of the date when made;
     (iii) the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable or the related Contract or the transfer of such Receivable hereunder (including, without limitation, the Bulk Sales Act (Newfoundland and Labrador)); or the failure of any Transferred Receivable or the related Contract to conform to any such applicable law, rule or regulation; or the failure by such Seller to pay, remit, or account for any taxes related to or included in a Receivable when due;
     (iv) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim (other than created pursuant to the Transaction Documents);
     (v) the failure of such Seller to have filed or sent, or any delay in filing or sending, financing statements, notices or other similar instruments or documents under the UCC or the PPSA of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a

Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase or contribution or at any subsequent time or the failure to take any other steps required to perfect any such Purchase or contribution; or the failure to have properly notified any Obligor of the transfer, sale or assignment of any Receivable pursuant to this Agreement, to the extent such notice is required to perfect the same under Quebec law for purposes of this clause (v), “perfect” under Quebec law means to render opposable, publish and allow the setting up of the purchaser’s interest in, and right to collect payment under, the assets which are the subject of such transfer, sale and assignment, and to make opposable, publish and allow the setting up of such transfer, sale and assignment as against Obligors and other third parties, including any trustee in bankruptcy;
     (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a Purchase or contribution under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the U.S. Seller acting as Servicer);
     (vii) any failure of such Seller, as Servicer or otherwise, to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract related to a Transferred Receivable, including, without limitation, any failure of such Seller to file (or cause the Servicer to file) claims under the Insurance Policy in a timely fashion and with properly completed supporting documentation, any action or omission by such Seller which gives rise to an exclusion from coverage under the Insurance Policy, any failure by such Seller to cause the Servicer to service the Receivables in the manner required by the Insurer or any failure by such Seller to deliver (or cause the Servicer to deliver) to the Insurer any document or report required by the Insurer to be delivered in a timely manner;
     (viii) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract relating to a Transferred Receivable originated by such Seller;
     (ix) the commingling of Collections of Transferred Receivables by such Seller or a designee of such Seller, as Servicer or otherwise, at any time with other funds of such Seller or an Affiliate of such Seller;

     (x) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables, the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or Contract (including, without limitation, in connection with the preparation of a defense or appearing as a third party witness in connection therewith and regardless of whether such investigation, litigation or proceeding is brought by either Seller, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto);
     (xi) any failure of such Seller to comply with its covenants contained in this Agreement (including in its capacity as Servicer or Subservicer);
     (xii) any claim brought by any Person other than an Indemnified Party arising from any activity by a Seller or any Affiliate of such Seller in servicing, administering or collecting any Transferred Receivable;
     (xiii) any claim arising out of any failure by such Seller to obtain a consent (if required) from the relevant Obligor to the transfer, sale or assignment of any Receivable pursuant to this Agreement; or
     (xiv) after the date hereof, any Indemnified Party shall be subject to Canadian taxes on income or capital in connection with the Receivables or the transactions contemplated by this Agreement and resulting from such Indemnified Party having a permanent establishment in Canada solely as a result of the transactions contemplated hereby (but only directly and exclusively as a result of any breach by such Seller or the Servicer (or any delegatee thereof including ACI as Subservicer) of its obligations hereunder).
It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require either Seller to indemnify any Person (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct, or (C) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract, other than (x) Taxes (to the extent provided in Section 2.07) and (y) Canadian taxes strictly on income or capital in connection with the Receivables or the transactions contemplated by this Agreement and resulting from any Indemnified Party having a permanent establishment in Canada solely as a result of the transactions contemplated hereby (but only directly and exclusively as a result of any breach by such Seller or the Servicer (or any delegatee thereof) of its obligations hereunder).

ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Amendments, Etc. (a) Amendments Generally. No amendment or waiver of any provision of this Agreement or consent to any departure by either Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Sellers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Notwithstanding any other provision of this Section 9.01 (a), Exhibits B and F hereto may be amended in accordance with the procedures set forth in Sections 5.01(g) and 5.01(b), respectively, and (ii) the amendments described in clauses (c)-(e) of this Section 9.01 shall become effective upon the satisfaction of the applicable conditions precedent set forth in this Section 9.01.
          (b) Replacement Bank Agreement. In the event that any financing is provided to the Parent, or any of its subsidiaries, pursuant to which the Parent is a borrower or guarantor or the lenders otherwise rely upon the credit or the financial position of the Parent, including by incorporation of representations and warranties, covenants or events of default relating to the Parent (such financing, the “Replacement Bank Agreement”), the Sellers and the Purchaser agree to enter into good faith negotiations for a period of 30 days after the effectiveness of such Replacement Bank Agreement, or such longer period as may be agreed to, in writing, by the Sellers, the Purchaser and the Purchaser’s assigns, in order to amend this Agreement so as to reflect, as applicable, the terms and conditions of analogous clauses in the Replacement Bank Agreement to the reasonable satisfaction of the Purchaser and its assigns, but in each case in a manner which is consistent with the provisions of Section 4.0 l(e) and the first sentence of Section 5.02.
          (c) Continuance Amendments. Effective as of the effective date (the “Continuance Effective Date”) of the Continuance as set forth in the Notice of Continuance and Change of Address to be delivered by ACI to the Purchaser in the form attached hereto as Exhibit G (the “Notice of Continuance and Change of Address”), which Notice of Continuance and Change of Address shall be delivered to the Purchaser by no later than five (5) calendar days prior to the Continuance Effective Date, and subject to the satisfaction of the conditions precedent set forth in this Section 9.01(c):
     (i) The introductory paragraph to this Agreement is amended by deleting the phrase “ABITIBI-CONSOLIDATED INC., a Canadian corporation” and replacing it with the name and description of the Continued Entity, as indicated in the Notice of Continuance and Change of Address.
     (ii) Exhibit F to this Agreement is deleted in its entirety and replaced with Exhibit F attached to the Notice of Continuance and Change of Address.

     (iii) Each reference to “Abitibi-Consolidated Inc.,” “ACI”, the “Canadian Seller” and the “Subservicer” (to the extent ACI continues to be so designated and to act in such capacity) in this Agreement shall mean and be a reference to the Continued Entity, as indicated in the Notice of Continuance and Change of Address.
The amendments described in this Section 9.01(c) shall become effective on the Continuance Effective Date, subject to the receipt by the Purchaser (subject to the terms of clause (B) below) of each of the following, each in form and substance satisfactory to the Purchaser and its assigns:
     (A) acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing) of proper financing statements, financing change statements and financing statement amendments, duly filed against ACI and the Continued Entity, as applicable, on or before the Continuance Effective Date under the UCC and PPSA of all jurisdictions that the Purchaser may deem necessary or desirable in order to continue the Purchaser’s ownership of the Transferred Receivables and Related Security and Collections with respect thereto;
     (B) favourable opinions of (x) Stikeman Elliott LLP, Canadian counsel for the Continued Entity and (y) Stewart McKelvey LLP, Nova Scotia counsel for the Continued Entity, each of which opinions may be combined with and incorporated in the relevant opinion to be delivered pursuant to Section 9.01(d)(B) (the “Amalgamation Opinion”) provided that the Amalgamation Opinion is delivered to the Purchaser within thirty (30) days of the Continuance Effective Date; for greater certainty, the delivery of the opinions required pursuant to this clause (B) shall not delay the coming into effect of the amendments described in this Section 9.01(c);
     (C) a copy of the constating documents of the Continued Entity, giving effect to the Continuance, certified by the Secretary or Assistant Secretary of the Continued Entity;
     (D) a copy of the organizational documents of the Continued Entity, giving effect to the Continuance, certified by or on behalf of the Registrar of Joint Stock Companies of Nova Scotia, dated as of a recent date; and
     (E) a certificate as to the good standing or qualification to do business, as applicable, of the Continued Entity from an appropriate official of each of Nova Scotia and Quebec, dated as of a recent date.
          (d) Amalgamation Amendments. Effective as of the effective date (the “Amalgamation Effective Date”) of the Amalgamation as set forth in the Notice of Amalgamation to be delivered by ACI to the Purchaser in the form attached hereto as Exhibit H (the “Notice of Amalgamation”), which Notice of Amalgamation shall be delivered to the Purchaser by no later than five (5) calendar days prior to the Amalgamation Effective Date, and subject to the satisfaction of the conditions precedent set forth in this Section 9.01(d):
     (i) The introductory paragraph to this Agreement is amended by deleting the name and description of the Continued Entity and replacing it with the name and description of the Amalgamated Entity, as indicated in the Notice of Amalgamation.
     (ii) Exhibit E to this Agreement is deleted in its entirety and replaced with Exhibit E attached to the Notice of Amalgamation.
     (iii) Exhibit F to this Agreement is deleted in its entirety and replaced with Exhibit F attached to the Notice of Amalgamation.
     (iv) Each reference to the Continued Entity, “Abitibi-Consolidated Inc.,” “ACI”, the “Canadian Seller” and the “Subservicer” (to the extent ACI continues to be so designated and to act in such capacity) in this Agreement shall mean and be a reference to the Amalgamated Entity, as indicated in the Notice of Amalgamation.
The amendments described in this Section 9.01(d) shall become effective on the Amalgamation Effective Date, subject to the receipt by the Purchaser of each of the following, each in form and substance satisfactory to the Purchaser and its assigns:
     (A) acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing) of proper financing statements, financing change statements and financing statement amendments, duly filed against the Continued Entity and the Amalgamated Entity, as applicable, on or before the Amalgamation Effective Date under the UCC and PPSA of all jurisdictions that the Purchaser may deem necessary or desirable in order to continue the Purchaser’s ownership of the Transferred Receivables and Related Security and Collections with respect thereto;
     (B) favourable opinions of (i) Stikeman Elliott LLP, Canadian counsel for the Amalgamated Entity and (ii) Stewart McKelvey LLP, Nova Scotia counsel for the Amalgamated Entity;
     (C) a copy of the constating documents of the Amalgamated Entity, giving effect to the Amalgamation, certified by the Secretary or Assistant Secretary of the Amalgamated Entity;
     (D) a copy of the organizational documents of the Amalgamated Entity, giving effect to the Amalgamation, certified by or on behalf of the Registrar of Joint Stock Companies of Nova Scotia, dated as of a recent date;

     (E) a certificate as to the good standing or qualification to do business, as applicable, of the Amalgamated Entity from an appropriate official of each of Nova Scotia and Quebec, dated as of a recent date;
     (F) completed requests for information and search reports, dated on or before the Amalgamation Effective Date, listing all effective financing statements and other registrations filed in the jurisdictions referred to in subsection (A) above and in any other jurisdictions reasonably requested by the Purchaser that name 3224112 Nova Scotia Limited as debtor, together with copies of such financing statements and other registrations; and
     (G) acknowledgment copies of proper financing statements and registrations, if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Contracts or Related Security.
          (e) Change of Address Amendments. Effective as of the effective date (the “Change of Address Effective Date”) of the Change of Address as set forth in the Notice of Change of Address to be delivered by ACSC to the Purchaser in the form attached hereto as
Exhibit I (the “Notice of Change of Address”), which Notice of Change of Address shall be delivered to the Purchaser by no later than five (5) Business Days prior to the Change of Address Effective Date, and subject to the satisfaction of the conditions precedent set forth below, Exhibits E and F to this Agreement are deleted in their entirety and replaced with Exhibits E and F attached to the Notice of Change of Address, respectively.
               The amendments described in this Section 9.01(e) shall become effective on the Change of Address Effective Date, subject to the receipt by the Purchaser, on or prior to the Change of Address Effective Date, of acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing) of proper financing statements and financing statement amendments, duly filed against ACSC on or before the Change of Address Effective Date under the UCC of all jurisdictions that the Purchaser may deem necessary or desirable in order to continue the Purchaser’s ownership of the Transferred Receivables and Related Security and Collections with respect thereto.
          (f) Waivers. The Purchaser hereby waives the requirement to provide thirty (30) days’ written notices set forth in Sections 5.01(b) and 5.01(k)(ii), solely to the extent relating to the Continuance, the Amalgamation and the Change of Address; provided that ACI or ACSC, as applicable, timely complies with the requirements to provide such notices in each case pursuant to its agreements set forth in clauses (c), (d) and (e) of this Section 9.01, as applicable.
          SECTION 9.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth on Exhibit E hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.
          SECTION 9.03. Binding Effect; Assignability. (a) This Agreement shall be binding upon and inure to the benefit of the Sellers, the Purchaser and their respective successors and assigns; provided, however, that neither Seller may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser, hi connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except (i) such assignee or buyer shall not be entitled to the Purchaser’s rights under Section 5.01(i) (but nothing contained herein shall limit any similar rights which the Sellers may separately grant to such assignee or buyer) and (ii) to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.
          (b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by either Seller pursuant to Article IV and the provisions of Article VII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.
          SECTION 9.04. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, the Sellers jointly and severally agree to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and reasonable out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Sellers jointly and severally agree to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.
          (b) In addition, the Sellers jointly and severally agree to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Sellers jointly and severally agree to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
          SECTION 9.05. No Proceedings. Each Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.
          SECTION 9.06. [Intentionally Omitted].
          SECTION 9.07. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT (A) AS OTHERWISE PROVIDED IN SECTION 2.02(f) AND (B) TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          SECTION 9.08. Third Party Beneficiary. Each of the parties hereto hereby acknowledges that the Purchaser may assign all or any portion of its rights under this Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and each Seller hereby consents to any such assignments. All such assignees, including parties to the RPA in the case of assignment to such parties, are intended by the parties hereto to be and shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.
          SECTION 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          SECTION 9.10. Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) The U.S. Seller consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in

Section 9.02. The Canadian Seller consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the attention of the U.S. Seller at its address specified in Section 9.02, or in any other manner permitted by applicable law. Nothing in this Section 9.10 shall affect the right of the Purchaser or its assigns to serve legal process in any other manner permitted by law.
          (c) To the extent that the Canadian Seller has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Canadian Seller hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
          SECTION 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Purchaser or its assigns could purchase Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.
          (b) The obligations of each Seller and the Servicer (each, a “Payor”) in respect of any sum due from such Payor to the Purchaser or its assigns (each, a “Recipient”) hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following such Recipient’s receipt of any sum adjudged to be so due in such other currency, such Recipient may, in accordance with normal banking procedures purchase (and remit in New York) Dollars with such other currency; if the Dollars so purchased and remitted are less than the sum originally due to such Recipient in Dollars, the relevant Payor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant Recipient against such loss, and if the Dollars so purchased exceed the sum originally due to the relevant Recipient in Dollars, the relevant Recipient agrees to remit to the relevant Payor such excess.
          SECTION 9.12. Execution by ACI. This Agreement shall be considered to be executed and delivered by ACI at White Plains, New York and once an authorized director or officer of ACI resident in the United Sates of America has executed the same.
          SECTION 9.13. Language. This Agreement and all related documents have been written in the English language at the express request of the parties. Le présent contrat ainsique tousles documents s’y rattachant ont été rédigés en anglais à la demande expresse des parties.
          SECTION 9.14. Acknowledgment. Each of the parties hereto acknowledges that the amendment and restatement of the Original PCA on the terms and conditions set forth herein shall not in any way affect any sales, transfers, assignments or security interest grants effected pursuant to the Original PCA or any representations, warranties or covenants made by the Sellers or the Servicer with respect to such sales, transfers, assignments or security interest grants, any indemnities made by the Sellers or by the Servicer, or any rights or remedies of the Purchaser or its assigns with respect thereto. Each of the relevant parties hereto confirms all sales, transfers, assignments and security interests effected pursuant to the Original PCA.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLERS:	ABITIBI-CONSOLIDATED INC.

	By:	/s/ [UNREADABLE]

Title:
Name:

By:	/s/ [UNREADABLE]
Title:
Name:

ABITIBI CONSOLIDATED SALES CORPORATION
By:	/s/ Breen H Blaine
Title: Vice President
Name: BREEN H BLAINE

By:	/s/ Colin Keeler
Title: Vice President
Name: Colin Keeler

PURCHASER:	ABITIBI-CONSOLIDATED U.S. FUNDING CORP.

	By:	/s/ Breen H Blaine

Title: President Name: BREEN H BLAINE

By:	/s/ Colin Keeler
Title: Vice President
Name: Colin Keeler

[Purchase and Contribution Agreement)

Pursuant to Section 5.01(m) of the Original RPA, Citibank, N.A., London Branch, as Agent, consents to the foregoing Agreement:
CITIBANK, N.A., London Branch, as Agent

By:	/s/ Nigel Kilvington

Title: Vice President
Name: Nigel Kilvington
[Purchase and Contribution Agreement]

EXHIBIT A
CREDIT AND COLLECTION POLICY

A-1

EXHIBIT B
Deposit Accounts

Complete
	Complete				Name of
	Name of	Name and			Deposit
	Lock box	Address of	Lock Box		Account	Deposit
Originator	Owner	Deposit Bank	Nos.	Location	Owner	Account Bank
Abitibi- Consolidated Inc.	Abitibi- Consolidated Inc.	Royal Bank of Canada	T01972C	Toronto	Abitibi- Consolidated Inc.	Royal Bank of Canada

		1 Place Ville Marie Montreal	V05410C and M05333C	Vancouver Montreal

			V05410U and M05333U	Vancouver Montreal

Abitibi Consolidated Sales Corporation	Abitibi- Consolidated U.S. Funding Corp.	LaSalle Bank National Association 135 South	12281070	Chicago	Abitibi- Consolidated U.S. Funding Corp.	LaSalle Bank National Association
		LaSalle Street Chicago IL 60603		Chicago

Abitibi- Consolidated Inc.	N/A	Citibank, N.A. 390 Greenwich St., 8th Floor New York NY 10013	N/A	N/A	Abitibi- Consolidated U.S. Funding Corp.	Citibank, N.A.

B-1

EXHIBIT C
FORM OF
DEFERRED PURCHASE PRICE NOTE
New York, New York
                    , 200
          FOR VALUE RECEIVED, ABITIBI-CONSOLIDATED U.S. FUNDING CORP., a Delaware corporation (the “Purchaser”), hereby promises to pay to [NAME OF SELLER] (the “Seller”) the principal amount of this Note, determined as described below, together with interest thereon at a rate per annum equal at all times to the sum of the Adjusted Eurodollar Rate (as defined in the RPA) for periods of one month plus the Applicable Margin (as defined in the RPA) plus 0.25%, in each case in lawful money of the United States of America. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase and Contribution Agreement dated as of October 27, 2005 among Abitibi-Consolidated Inc., Abitibi Consolidated Sales Corporation and the Purchaser (such agreement, as it may from time to time be amended, restated or otherwise modified in accordance with its terms, the “Purchase and Contribution Agreement”). This Note is one of the notes referred to in the definition of “Deferred Purchase Price” in the Purchase and Contribution Agreement.
          The aggregate principal amount of this Note at any time shall be equal to the difference between (a) the sum of the aggregate principal amount of this Note on the date of the issuance hereof and each addition to the principal amount of this Note pursuant to the terms of Section 2.02 of the Purchase and Contribution Agreement minus (b) the aggregate amount of all payments made in respect of the principal amount of this Note, in each case, as recorded on the schedule annexed to and constituting a part of this Note, but failure to so record shall not affect the obligations of the Purchaser to the Seller.
          The entire principal amount of this Note shall be due and payable one year and one day after the Facility Termination Date or such later date as may be agreed in writing by the Seller and the Purchaser. The principal amount of this Note may, at the option of the Purchaser, be prepaid in whole at any time or in part from time to time. Interest on this Note shall be paid in arrears on each Settlement Date, at maturity and thereafter on demand. All payments hereunder shall be made by wire transfer of immediately available funds to such account of the Seller as the Seller may designate in writing.
          Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Purchaser under this Note exceed the highest rate of interest permissible under applicable law.
          The obligations of the Purchaser under this Deferred Purchase Price Note are subordinated in right of payment, to the extent set forth in Section 2.03(c) of the Purchase and

Contribution Agreement, to the prior payment in full of all Capital, Yield, Fees and other obligations of the Purchaser under the RPA.
          Notwithstanding any provision to the contrary in this Deferred Purchase Price Note or elsewhere, other than with respect to payments specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, no demand for any payment may be made hereunder, no payment shall be due with respect hereto and the Seller shall have no claim for any payment hereunder prior to the occurrence of the Facility Termination Date and then only on the date, if ever, when all Capital, Yield, Fees and other obligations owing under the RPA shall have been paid in full.
          In the event that, notwithstanding the foregoing provision limiting such payment, the Seller shall receive any payment or distribution on this Deferred Purchase Price Note which is not specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, such payment shall be received and held in trust by the Seller for the benefit of the entities to whom the obligations are owed under the RPA and shall be promptly paid over to such entities.
          The Purchaser hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.
          Neither this Note, nor any right of the Seller to receive payments hereunder, shall, without the prior written consent of the Purchaser and (prior to the RPA Final Payment Date) the Agent under the RPA, be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
         ABITIBl-CONSOLIDATED U.S. FUNDING CORP.

By:

Title:

By:

Title:

SCHEDULE TO DEFERRED PURCHASE PRICE NOTE

Amount of
	Addition to	Principal paid	Unpaid Principal	Notation
Date	Principal Amount	or Prepaid	Balance	Made By

EXHIBIT D
[INTENTIONALLY OMITTED]

D-1

EXHIBIT E
ADDRESSES

Purchaser:	Abitibi-Consolidated U.S. Funding Corp.
4 Gannett Drive, ACUSFC Room
White Plains, N.Y. 10604-3400
Attention: Breen Blaine
Facsimile No.: 914-640-8920

Canadian Seller:	ABITIBI-CONSOLIDATED INC
1155 METCALFE STREET
SUITE 800
MONTREAL QC H3B 542
CANADA
ATTENTION: TREASURY DEPARTMENT
Facsimile No.: 514-3942267

U.S. Seller:	Abitibi Consolidated Sales Corporation
4 Gannett Drive
White Plains, N.Y. 10604-3400
Attention: Breen Blaine
Facsimile No.: 914-640-8917

With Copy To:
Attention: Montréal Legal Department
Facsimile No.: 514-394-3644

E-1

EXHIBIT F
SELLER UCC AND PPSA INFORMATION
U.S. Seller:

Name:	Abitibi Consolidated Sales Corporation

Current Address (and location of chief executive office and Receivables records):	4 Gannett Drive White Plains, NY 10604-3400

Prior Address:	None

Jurisdiction of Organization:	Delaware

UCC Filing Office:	Delaware Secretary of State

Prior Name:	Abitibi-Price Sales Corporation
Canadian Seller:

Name:	Abitibi-Consolidated Inc.

Chief Executive and Registered Office (and location of Receivables records):	1155 Metcalfe Street, Suite 800 Montreal, QC H3B 5H2 Canada

Jurisdiction of Organization:	Canada

PPSA Filing Offices:	Quebec, Ontario, British Columbia and Alberta

Prior Name:	None

F-1

EXHIBIT G
FORM OF NOTICE OF CONTINUANCE
AND CHANGE OF ADDRESS

G-1

EXHIBIT H
FORM OF NOTICE OF AMALGAMATION

H-1

EXHIBIT I
FORM OF NOTICE OF CHANGE OF ADDRESS

I-1